Filed Pursuant to Rule 433

Registration Statement Nos. 333-157906 and 333-157906-01

October 27, 2011

PRICING TERM SHEET

U.S.$1,000,000,000 2.248% Guaranteed Notes due 2016

Issuer:	BP Capital Markets p.l.c. (“BP Capital U.K.”)

Guarantor:	BP p.l.c. (“BP”)

Title:	2.248% Guaranteed Notes due 2016 (the “2016 Notes”)

Total principal amount being issued:	$1,000,000,000

Denomination:	The 2016 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance date:	November 1, 2011

Guarantee:	Payment of the principal of and interest on the 2016 Notes is fully guaranteed by BP.

Maturity Date:	November 1, 2016

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	2.248% per annum

Date interest starts accruing:	November 1, 2011

Interest Payment Dates:	May 1 and November 1 of each year, subject to the Day Count Convention.

First Interest Payment Date:	May 1, 2012

Treasury benchmark:	1.000% due September 30, 2016

US treasury yield:	1.178%

Spread to treasury:	T+107 bps

Re-offer yield:	2.248%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2016 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	Under current law, payments of interest may be made without withholding or deduction for or on account of U.K. income tax, and no additional amounts will therefore be payable, provided that the 2016 Notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” at the date hereof.

Listing:	Application will be made to list the 2016 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

Redemption:	The 2016 Notes are not redeemable, except as described under “Description of Debt Securities—Optional Tax Redemption” on page 19 of the prospectus. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after November 1, 2011.

Sinking fund:	There is no sinking fund.

Further issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated October 27, 2011 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2016 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2016 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2016 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.

Public offering price:	Per 2016 Note: 100.00% Total: $1,000,000,000

Underwriters’ discount:	Per 2016 Note: 0.17% Total: $1,700,000

Proceeds, before expenses, to us:	Per 2016 Note: 99.83%; Total: $998,300,000

Underwriters:	Barclays Capital Inc. ($200,000,000)

Citigroup Global Markets Inc. ($200,000,000)

HSBC Securities (USA) Inc. ($200,000,000)

Merrill Lynch, Pierce, Fenner & Smith Incorporated ($200,000,000)

Mitsubishi UFJ Securities (USA), Inc. ($200,000,000)

CUSIP Number:	05565QBT4

ISIN:	US05565QBT40

U.S.$1,000,000,000 3.561% Guaranteed Notes due 2021

Issuer:	BP Capital U.K.

Guarantor:	BP

Title:	3.561% Guaranteed Notes due 2021 (the “2021 Notes”)

Total principal amount being issued:	$1,000,000,000

Denomination:	The 2021 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance date:	November 1, 2011

Guarantee:	Payment of the principal of and interest on the 2021 Notes is fully guaranteed by BP.

Maturity Date:	November 1, 2021

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	3.561% per annum

Date interest starts accruing:	November 1, 2011

Interest Payment Dates:	May 1 and November 1 of each year, subject to the Day Count Convention.

First Interest Payment Date:	May 1, 2012

Treasury benchmark:	2.125% due August 15, 2021

US treasury yield:	2.391%

Spread to treasury:	T+117 bps

Re-offer yield:	3.561%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2021 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	Under current law, payments of interest may be made without withholding or deduction for or on account of U.K. income tax, and no additional amounts will therefore be payable, provided that the 2021 Notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” at the date hereof.

Listing:	Application will be made to list the 2021 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

Redemption:	The 2021 Notes are not redeemable, except as described under “Description of Debt Securities—Optional Tax Redemption” on page 19 of the prospectus and as described below under “Optional make-whole redemption”. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after November 1, 2011.

Optional make-whole redemption:	BP Capital U.K. has the right to redeem the 2021 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2021 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2021 Notes to be redeemed (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, plus in each case accrued and unpaid interest to the date of redemption. For purposes of determining the optional make-whole redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2021 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital U.K. “Reference treasury dealer” means Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital U.K., provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital U.K. shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

Sinking fund:	There is no sinking fund.

Further issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated October 27, 2011 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2021 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2021 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2021 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.

Public offering price:	Per 2021 Note: 100.00% Total: $1,000,000,000

Underwriters’ discount:	Per 2021 Note: 0.30% Total: $3,000,000

Proceeds, before expenses, to us:	Per 2021 Note: 99.70%; Total: $997,000,000

Underwriters:	Barclays Capital Inc. ($200,000,000)

Citigroup Global Markets Inc. ($200,000,000)

HSBC Securities (USA) Inc. ($200,000,000)

Merrill Lynch, Pierce, Fenner & Smith Incorporated ($200,000,000)

Mitsubishi UFJ Securities (USA), Inc. ($200,000,000)

CUSIP Number:	05565QBU1

ISIN:	US05565QBU13

* * * * * * * *

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848.